Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Uniform Group renamed

Superior Group of Companies

ALPHARETTA, Ga. (May 3, 2018) – At nearly 100 years old, a $267 million publicly traded company is rebranding itself to better reflect its diverse offerings.

Superior Uniform Group, Inc. (NASDAQ: SGC) shareholders voted to approve changing its name to Superior Group of Companies to better embody its position as a parent company of branding divisions at its annual meeting on Thursday afternoon.

SGC serves some of the world’s most respected brands with call center support, custom promotional products and uniforms. The company delivers more than 12 million promotional products and communicates with more than 10 million consumers annually. SGC outfits more than 5 million American workers each day.

“Our new name recognizes our rich history as ‘Superior’ and includes how diverse we’ve become as a family of companies all working toward brand enhancement,” said CEO Michael Benstock. “This name change and rebrand allows us to better identify our company and represents all of our branding solutions under the Superior Group of Companies name.”

Founded in 1920 as a uniform provider of medical apparel, SGC grew into one of the country’s largest designers, manufacturers and distributors of branded uniform programs. The company launched a call center division in 2008 and a promotional product company in 2009. Over the past five years, SGC acquired five companies in the uniform and branded merchandise space and achieved a 41 percent compounded annual growth rate in its call center business. SGC is an international leader in brand-building services.

SGC includes seven signature brands within its three divisions.

Superior Branding Solutions:

■

BAMKO is one of the world’s largest full-service branded merchandise companies. It provides unique custom branding, design, sourcing and marketing solutions to some of the world’s most successful brands.

■	Tangerine Promotions is a design and production powerhouse with expertise in promotional products, custom POS displays, racks and signage across all substrates.
■	Public Identity supplies collegiate-licensed products and apparel for hundreds of the country’s most prestigious colleges and universities.

Superior BPO Solutions:

■

The Office Gurus is a leading provider for custom contact center and back office support services. It operates as an extension of its customers’ organizations, representing them as the voice of their brand. With a global presence, the company is able to develop custom solutions to fit every business size and model.

Superior Uniform Group:

■

Fashion Seal Healthcare is the nation’s leading supplier of uniforms to health care facilities, laundries and distributors. It’s held the leading position since 1920 by continually innovating products and services to the constantly changing health care market.

■

HPI Direct is a leading branded-image apparel designer, manufacturer and distributor for the world’s largest brands in food service, retail, transportation, security and hospitality industries. It develops and manages award-winning uniform and employee identification programs.

■

CID Resources is a leading provider of branded medical uniforms. CID created its WonderWink family of brands in 2010 and built it into a leader in retail scrubs, elevating the Carhartt® and Vera Bradley® brands into successful scrub brands. Together, these brands represent a diverse and innovative retail offering, providing style, fit and features for every medical professional.

“Our company grew rapidly and we’ve built a first-class, innovative branding company serving some of the world’s top brands,” said Benstock. “Promotional products, telephone-based customer engagement and uniforms are essential elements of the modern brand. Now we have the opportunity to better tell our story. While we’re the same great organization, we now have a name that more clearly indicates our full scope of capabilities.”

Superior Group of Companies will continue to trade as SGC on the NASDAQ stock exchange.

Superior Group of Companies, formerly known as Superior Uniform Group, provides a wide range of award-winning products and services. It provides customized support for each of its divisions through its shared services model. SGC’s commitment to service, technology, quality and value-added benefits – as well as its financial strength and resources – provides unparalleled support for its customers’ diverse needs while embracing a "customer first, every time" philosophy and culture in all of its business segments. Visit www.superiorgroupofcompanies.com for more information.

Investor Relations Contact:

Hala Elsherbini

Halliburton Investor Relations for Superior Group of Companies

972-458-8000

News Contact:

Katie Boyles

Axia Public Relations for Superior Group of Companies

904-303-2628